Exhibit 8.1

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Ming Shing Group Holdings Limited, a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company of its ordinary shares, par value US$0.0005 per share (the “Ordinary Shares”). You have requested our opinion concerning the statements in the Registration Statement under the heading “Taxation—United States Federal Income Taxation.”

We have examined the Registration Statement (including the prospectus contained therein (the “Prospectus”)) and other documents, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers of the Company. We have not independently verified any factual matters.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we hereby confirm that the discussion set forth in the Prospectus under the caption “Taxation—United States Federal Income Taxation,” insofar as such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the United States federal income tax consequences to U.S. Holders (as such term is defined in the Prospectus) of the ownership and disposition of the Ordinary Shares.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

Our opinion is based upon the relevant provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, all as in effect on the date of this opinion and all of which are subject to change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. We undertake no obligation to update or supplement this opinion to reflect any changes of law or fact.

Our opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,	Very truly yours,

/s/ Polaris Tax Counsel